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EXHIBIT 99.1

                                  PRESS RELEASE

October 30, 2000 - All Star Gas Corporation announced today that it has extended the period during which the Offer to Exchange and the Consent Solicitation (collectively, the "Offer") dated June 30, 2000 with respect to its 9% Subordinated Debentures due 2007 (the "Subordinated Notes") is open.

         The Offer expires at 5:00 p.m., Eastern Standard time, on November 30, 2000 (the "Expiration Date"). Through October 26, 2000, approximately $3,249,000 principal amount of the Subordinated Notes have been tendered. Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

         This press release contains statements that are forward looking. These statements are not projections or assured results.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.